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Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

WARRANT TO PURCHASE SERIES 1 PREFERRED STOCK
of
LOCAL MATTERS, INC.

        This Warrant (the "Warrant") is issued to            ("Holder") by Local Matters, Inc., a Delaware corporation (the "Company"), on October 1, 2006 in replacement of a warrant originally issued on May 24, 2002 (the "Warrant Issue Date"). The original warrant exercisable for            shares of the Series A-1 Preferred Stock of Aptas, Inc., a California corporation and predecessor to the Company is currently exercisable for            shares of the Series 1 Preferred Stock of the Company.

        1.     Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase from the Company            shares of Series 1 Preferred Stock of the Company (the "Warrant Shares" or "Preferred Stock") at the Exercise Price (defined below), subject to adjustment as provided in Section 8 below.

        2.     Exercise Price. The exercise price for the Warrant Shares shall be $3.01 per Warrant Share, as adjusted from time to time pursuant to Section 8 hereof (the "Exercise Price").

        3.     Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending on the earlier of (i) May 24, 2007, (ii) 180 days after closing of the sale and issuance of Common Stock of the Company in a firmly underwritten initial public offering, pursuant to an effective registration under the Securities Act of 1933, as amended, with gross proceeds to the Company of at least $15,000,000 (the "Initial Public Offering") or (iii) immediately preceding a Change of Control. The term "Change of Control" shall mean (a) the acquisition of the Company pursuant to a consolidation of the Company with or merger of the Company with or into any other person in which the Company is not the surviving corporation (other than a reincorporation);(ii) the sale of all or substantially all of the assets of the "company to any other person. In the event of a Change of Control, the Company shall provide the Holder with thirty (30) days' prior written notice of the event constituting the Change of Control. Further, in the event of a Change of Control whereby (i) the consideration to be received by Holder in the event of Change of Control in respect of the Series 1 Preferred Stock exceeds the exercise price of the Warrant, and (ii) Holder has not notified the Company of Holder's intent to exercise the Warrant within the 30 days' notice provision contained in this Section 3, then, the Warrant shall be deemed automatically exercised as of the closing of the event constituting the Change of Control pursuant to provisions of Section 5 hereof.

        4.     Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

          (a)   the surrender of the Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto, to the Secretary of the Company at its principal offices; and

          (b)   the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

        5.     Net Exercise. In lieu of exercising this Warrant pursuant to Section 4, the Holder may elect to receive, without the payment by the Holder of any additional consideration, Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the Notice of Exercise attached hereto indicating such election, in which event the Company shall issue to the Holder hereof a number of Warrant Shares computed using the following formula:

X =	Y (A - B) A
Where: X =	The number of Warrant Shares to be issued to the Holder pursuant to this net exercise;
Y =	The number of Warrant Shares in respect of which the net issue election is made;
A =	The fair market value of one Warrant Share at the time the net issue election is made;
B =	The Exercise Price (as adjusted to the date of the net issuance).

For purposes of this Section 5, the fair market value of one Warrant Share as of a particular date shall be determined as follows: (i) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the closing price of the securities on such exchange on the date of the exercise of the Warrants; (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the net exercise; (iii) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company; or the per share price of the Company's last equity offering, whichever is lower, provided, that, if the Warrant is being exercised upon the closing of the Initial Public Offering, the value will be the initial "Price to Public" of the number of shares of Common Stock into which each Warrant Share is convertible as specified in the final prospectus with respect to such offering.

        6.     Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within thirty (10) days of the delivery of the subscription notice.

        7.     Issuance of Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

        8.     Adjustment of Exercise Price and Kind and Number of Shares. The number and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

          (a)   Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant (i) subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, (ii) issue additional shares of its Common Stock or other equity securities as a dividend with respect to any shares of its Common Stock, or (iii) declare a cash dividend with respect to any shares of its Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock or cash dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

          (b)   Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the Exercise Price as provided in Section 8), the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a Holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

          (c)   Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

          (d)   Conversion of Preferred Shares. Should all of the Preferred Stock outstanding or any portion thereof outstanding at any time prior to the expiration of this Warrant be converted into shares of Common Stock, then this Warrant shall immediately be exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full and the Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall be immediately adjusted to equal to the quotient maintained by dividing (x) the aggregate exercise price of the maximum number of shares of Preferred Stock for which this Warrant was exercisable immediately prior to such conversion by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion.

          (e)   Issuance of New Warrant. Upon the occurrence of any of the events listed in this Section 8 that results in an adjustment of the type, number or exercise price of the securities underlying this Warrant, the Holder shall have the right to receive a new warrant reflecting such adjustment upon the Holder tendering this Warrant in exchange. The new warrant shall otherwise have terms identical to this Warrant.

        9.     Covenants and Conditions.

          (a)   No Impairment. Pursuant to the terms and conditions of this Warrant, Company shall: (i) reserve an appropriate number of shares of Company's Common Stock to facilitate the issuance of Warrant Shares to Holder pursuant to this Warrant, (ii) not amend its articles or take any other action that would materially impair Company's ability to comply with the terms of the Warrant or otherwise unfairly impair the rights of the Holder, and (iii) provide Holder with reasonable notice before Company undertakes any significant corporate action that would have a material impact upon Holder's rights under the Warrant or upon the rights of the holders of Common Stock or Preferred Stock generally.

          (b)   Registration Rights. The Company shall grant the Holder registration rights identical to those granted to the purchasers of the Series 1 Preferred Stock pursuant to the Third Amended and Restated Investors' Rights Agreement between the purchasers of the Series 1 Preferred Stock, the Company and the other parties named therein.

        10.   Representations and Warranties. Pursuant to the terms and conditions of this Warrant, Company represents and warrants that Company is: (i) properly organized and structured pursuant to all applicable corporate laws of the State of Delaware, (ii) not in violation of any applicable laws, ordinances or contracts, where such violation would have a material adverse effect on Holder's rights under this Warrant, and (iii) under the belief that all financial statements or other material representations made to Holder are complete and accurate.

        11.   No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

        12.   No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the shares of Preferred Stock issuable on the exercise hereof, including (without limitation) the right to vote such shares of Preferred Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 12 shall limit the right of the Holder to be provided the Notices required under this Warrant.

        13.   Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

        14.   Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any waiver or amendment affected in accordance with this Section shall be binding upon each holder of any shares of Preferred Stock purchased under this Warrant at the time outstanding (including securities into which such shares have been converted), each future holder of all such shares, and the Company.

        15.   Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company hereof in writing).

        16.   Attorneys' Fees. If any action at law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which it may be entitled.

        17.   Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

        18.   Governing Law. This Warrant shall be governed by the laws of the State of Colorado as applied to agreements among Colorado residents made and to be performed entirely within the State of Colorado.

(Signature Page to Follow)

        IN WITNESS WHEREOF, Local Matters, Inc. caused this Warrant to be executed by an officer thereunto duly authorized.

LOCAL MATTERS, INC.
By:	/s/ CURTIS FLETCHER Curtis Fletcher, Senior Vice President Finance, Treasurer and Secretary
Address:	1221 Auraria Parkway Denver, Colorado 80204
Phone Number (303) 572-1122 Fax Number: (303) 572-1123

NOTICE OF EXERCISE

        To:

        The undersigned hereby elects to [check applicable subsection]:

(a) Purchase shares of Series 1 Preferred Stock of Local Matters, Inc., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice;
OR

(b) Exercise the attached Warrant for [all of the shares][ of the Shares] [cross out inapplicable phrase] of Series 1 Preferred Stock of Local Matters, Inc. purchasable under the Warrant pursuant to the net exercise provisions of Section 5 of such Warrant.

        The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

WARRANTHOLDER:

By:
[NAME]
Address:

Date:

Name in which shares should be registered:

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  Exhibit 4.3